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                                                                 Exhibit 4(hhhh)

                                  AMENDMENT TO

                              JANUS ADVISER SERIES

                        INVESTMENT SUB-ADVISORY AGREEMENT

                      JANUS ADVISER RISK-MANAGED VALUE FUND


         THIS AMENDMENT is made this 28th day of February, 2006, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and ENHANCED INVESTMENT TECHNOLOGIES, LLC, a Delaware limited liability company ("INTECH").

                                   WITNESSETH

         WHEREAS, Janus and INTECH are parties to an Investment Sub-Advisory Agreement on behalf of Janus Adviser Risk-Managed Value Fund (the "Fund"), a series of Janus Adviser Series, a Delaware statutory trust (the "Trust"), dated December 30, 2005 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, INTECH or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the name of Janus Adviser Risk-Managed Value Fund has been changed to Janus Adviser INTECH Risk-Managed Value Fund, effective February 28, 2006;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. All references to "Janus Adviser Risk-Managed Value Fund" shall be replaced with "Janus Adviser INTECH Risk-Managed Value Fund."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and


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complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.


                               JANUS CAPITAL MANAGEMENT LLC


                               By: /s/ David R. Martin
                                   ---------------------------------------------
                                   David R. Martin
                                   Executive Vice President and
                                   Chief Financial Officer


                               ENHANCED INVESTMENT TECHNOLOGIES, LLC


                               By: /s/ Andrew J. Iseman
                                   ---------------------------------------------
                               Name: Andrew J. Iseman
                                     -------------------------------------------
                               Title: Senior Vice President
                                      ------------------------------------------